Exhibit 1.2

PLACEMENT AGENCY AGREEMENT

November 9, 2021

PERSONAL AND CONFIDENTIAL

Meten Holding Group Ltd.

3rd Floor, Tower A

Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China

Attention: Siguang Peng

Chief Executive Officer

Dear Mr. Peng:

Introduction. Subject to the terms and conditions herein (this “Agreement”), Meten Holding Group Ltd. (the “Company”), hereby agrees to sell up to approximately $20,000,000 of securities of the Company directly to accredited investors (each, an “Investor” and collectively, the “Investors”) through Aegis Capital Corp., as placement agent (the “Placement Agent).

The securities to be sold shall be ordinary shares, $0.0001 par value per share (“Shares”). Each Share shall have a purchase price of $0.60.

The documents executed and delivered by the Company and the Investors in connection with the Offering (as defined below), including, without limitation, a securities purchase agreement (the “Purchase Agreement”) and this Agreement, shall be collectively referred to herein as the “Transaction Documents.” The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Offering.

The Company hereby confirms its agreement with the Placement Agent as follows:

Section 1. Agreement to Act as Placement Agent.

(a) On the basis of the representations, warranties and agreements of the Company herein contained, and subject to all the terms and conditions of this Agreement, the Placement Agent shall be the exclusive placement agent in connection with the offering and sale by the Company of the Shares, with the terms of such offering (the “Offering”) to be subject to market conditions and negotiations between the Company, the Placement Agent and the prospective Investors. The Placement Agent will act on a reasonable best efforts basis and the Company agrees and acknowledges that there is no guarantee of the successful placement of the Shares, or any portion thereof, in the prospective Offering. Under no circumstances will the Placement Agent or any of its “Affiliates” (as defined below) be obligated to underwrite or purchase any of the Shares for its own account or otherwise provide any financing. The Placement Agent shall act solely as the Company’s agent and not as principal. The Placement Agent shall have no authority to bind the Company with respect to any prospective offer to purchase Shares and the Company shall have the sole right to accept offers to purchase Shares and may reject any such offer, in whole or in part. Subject to the terms and conditions hereof, payment of the purchase price for, and delivery of, the Shares shall be made at the closing of the Offering as provided in the Purchase Agreement (the “Closing” and the date on which each Closing occurs, a “Closing Date”). As compensation for services rendered, on each Closing Date, the Company shall pay to the Placement Agent a transaction fee equal to seven percent (7.0%) of the gross proceeds of the aggregate amount of Shares sold on such Closing Date, payable at Closing.

(b) The term of the Placement Agent’s exclusive engagement will begin on the date hereof and end on the earlier of the (i) the last Closing Date, (ii) the Company’s election in its discretion to terminate the Offering or (iii) December 8, 2021. Notwithstanding anything to the contrary contained herein, the provisions concerning confidentiality, indemnification and contribution contained herein and the Company’s and the Placement Agent’s respective obligations contained in the indemnification provisions will survive any expiration or termination of this Agreement, and the Company’s obligation to pay fees actually earned and payable at Closing and to reimburse expenses actually incurred and reimbursable pursuant to Section 1 hereof will survive any expiration or termination of this Agreement. Nothing in this Agreement shall be construed to limit the ability of the Placement Agent or its Affiliates to pursue, investigate, analyze, invest in, or engage in investment banking, financial advisory or any other business relationship with Persons (as defined below) other than the Company. As used herein (i) “Persons” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind and (ii) “Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”).

(c) Each Closing of the Offering shall be conducted pursuant to the Purchase Agreement via the delivery-versus-payment method. The Placement Agent shall not have any independent obligation to verify the accuracy or completeness of any information contained in any Purchase Agreement or other subscription documents for the Offering (the “Subscription Documents”) or the authenticity, sufficiency or validity of any check delivered by any prospective Investor in payment for the Shares, nor shall the Placement Agent incur any liability with respect to any such verification or failure to verify, unless it had actual knowledge that any information in the Subscription Documents was untrue.

(d) The Company agrees, for a period (the “Standstill Period”) beginning on the date first written above and ending on the forty-five (45) day anniversary of the date first written above, that without the prior written consent of the Placement Agent (such consent not to be unreasonably withheld, conditioned or delayed), it will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). Notwithstanding anything to the contrary in the foregoing, but so long as none of such shares shall be saleable in the public market until the expiration of the Standstill Period, the Company shall be allowed to conduct “Exempt Issuance” during the Standstill Period, which means the issuance of (a) ordinary shares or options to employees, officers or directors of the Company pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Company; (b) securities upon the exercise or exchange of or conversion of any securities exercisable or exchangeable for or convertible into ordinary shares issued and outstanding on the date of this Agreement; and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company.

(e) The Company agrees that, if, for the period ending twelve (12) months from the Closing Date, the Company or any of its Subsidiaries: (a) decides to finance or refinance any indebtedness, the Placement Agent (or any affiliate designated by the Placement Agent) shall have the right to act as sole book-runner, sole manager, sole placement agent or sole agent with respect to such financing or refinancing; or (b) decides to raise funds by means of a public offering (including any at-the-market facility)or a private placement or any other capital raising financing (excluding any private placements conducted without any investment bank) of equity, equity-linked or debt securities, the Placement Agent (or any affiliate designated by the Placement Agent) shall have the right to act as sole book-running manager, sole underwriter or sole placement agent for such financing. If the Placement Agent or one of its affiliates decides to accept such engagement, the agreement governing such engagement (each a “Subsequent Transaction Agreement”) will contain, among other things, provisions for customary fees for transactions of similar size and nature, but in no event will the fees be less than those outlined herein, and the provisions of this Agreement, including indemnification, which appropriate to such transaction. Notwithstanding the foregoing, the decision to accept the Company’s engagement under this Section 1(e) shall be made by the Representative or one of its affiliates, by a written notice to the Company, within ten (10) days of the receipt of the Company’s notification of its financing needs. If the Company has not received such written notice of acceptance within such acceptance period, the Representative shall be deemed to have waived such right and the Company shall be relieved from any obligations under this sub-section (e) for such transaction.

Section 2. Representations, Warranties and Covenants.

A The Company

(a) The Placement Agent shall be the third party beneficiary of the representations and warranties of the Company to the Investors in the Purchase Agreement.

(b) Any certificate signed by an officer of the Company and delivered to the Placement Agent or to counsel for the Placement Agent shall be deemed to be a representation and warranty by the Company to the Placement Agent as to the matters set forth therein.

(c) The Company acknowledges that the Placement Agent will rely upon the accuracy and truthfulness of the foregoing representations and warranties and hereby consents to such reliance.

(d) In connection with the Offering of Shares, the Company has not published, distributed, issued, posted or otherwise used or employed and shall not publish, distribute, issue, post or otherwise use or employ (i) any form of general solicitation or advertising within the meaning of Rule 502 under the Securities Act (“General Solicitation”) other than with the prior written consent of the Placement Agent, or (ii) any General Solicitation that constitutes a written communication within the meaning of Rule 405 under the Securities Act (“Written General Solicitation Material”). Each individual Written General Solicitation Material does not and will not conflict with the information contained in the SEC Reports (as defined below), and does not and will not, contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(e) The Company will furnish a copy of any amendment or supplement to a Written General Solicitation Material to the Placement Agent and counsel for the Placement Agent and obtain the Placement Agent’s written consent prior to any publication, distribution, issuance, posting or other use or employment of any such amendment or supplement.

(f) If at any time after the date hereof and prior to a Closing, any event shall have occurred as a result of which any Written General Solicitation Material, as then amended or supplemented, would conflict with the information in the Company’s reports, schedules, forms, statements and other documents required to be filed by the Company under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (collectively, the “SEC Reports”), or would include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein or in the SEC Reports, in the light of the circumstances under which they were made, not misleading, or, if for any other reason it shall become necessary to amend or supplement any Written General Solicitation Material, the Company shall promptly notify the Placement Agent and upon its request, shall use its best efforts to ensure that all purchasers or expected purchasers of the Shares receive corrected Written General Solicitation Materials.

(g) The Company represents, warrants and agrees that all sales of Shares shall be made only to (i) an “accredited investor” as defined in Rule 501(a)(1), (a)(2), (a)(3), (a)(7) or (a)(8) under the Securities Act, (ii) a Sophisticated Investor as defined in Rule 506(b) under the Securities Act, or (iii) a Non U.S. Person as defined under Regulation S promulgated under the Securities Act. Notwithstanding the foregoing, the Placement Agent shall use commercially reasonable efforts to assist its customers to complete the Subscription Documents.

(h) None of the Company, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of the Company participating in the Offering, any beneficial owner of 20% or more of the Company’s outstanding voting equity securities, calculated on the basis of voting power, any promoter (as that term is defined in Rule 405 under the Securities Act) connected with the Company in any capacity at the time of sale nor any compensated solicitor or any director, executive officer, other officer of the compensated solicitor participating in the Offering, (each, an “Issuer Covered Person” and, together, “Issuer Covered Persons”) is subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Company has exercised reasonable care to determine whether any Issuer Covered Person is subject to a Disqualification Event. The Company has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Placement Agent a copy of any disclosures provided thereunder.

(i) The Company will notify the Placement Agent in writing, prior to a Closing Date of (i) any Disqualification Event relating to any Issuer Covered Person and (ii) any event that would, with the passage of time, become a Disqualification Event relating to any Issuer Covered Person.

(j) In addition, the Placement Agent shall be entitled to rely on the accuracy of all representations and warranties made by the Company to Investors pursuant to the Transaction Documents.

B The Placement Agent

(a) The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the States applicable to the offers and sales of the Shares by such Placement Agent, (iv) is and will be a corporate entity validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status as such. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

Section 3. Delivery and Payment. The Closing shall occur at the offices of Company counsel (or at such other place as shall be agreed upon by the Placement Agent and the Company, including via remote transmission of Closing documentation). Subject to the terms and conditions hereof, at the Closing payment of the purchase price for the Shares sold on the Closing Date shall be made by Federal Funds wire transfer, against delivery of such Shares, and such Shares shall be registered in such name or names and shall be in such denominations, as the Placement Agent may request at least one business day before the time of purchase.

Deliveries of the documents with respect to the purchase of the Shares, if any, shall be made at the offices of Company counsel. All actions taken at the Closing shall be deemed to have occurred simultaneously.

The Company and the Placement Agent may agree to conduct one or more Closings of the Offering.

Section 4. Covenants and Agreements of the Company. The Company further covenants and agrees with the Placement Agent as follows:

(a) Blue Sky Compliance. The Company will cooperate with the Placement Agent and the Investors in endeavoring to qualify the Shares for sale under the securities laws of such jurisdictions (United States and foreign) as the Placement Agent and the Investors may reasonably request and will make such applications, file such documents, and furnish such information as may be reasonably required for that purpose, provided the Company shall not be required to qualify as a foreign corporation or to file a general consent to service of process in any jurisdiction where it is not now so qualified or required to file such a consent, and provided further that the Company shall not be required to produce any new disclosure documents. The Company will, from time to time, prepare and file such statements, reports and other documents as are or may be required to continue such qualifications in effect for so long a period as the Placement Agent may reasonably request for distribution of the Shares. The Company will advise the Placement Agent promptly of the suspension of the qualification or registration of (or any such exemption relating to) the warrants convertible into shares for, for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

(b) Amendments, Supplements and Other Matters. The Company will comply with the Securities Act and the Exchange Act, and the rules and regulations of the Commission thereunder, so as to permit the completion of the distribution of the Shares as contemplated in this Agreement. If during the Offering period, any event shall occur as a result of which, in the judgment of the Company or in the opinion of the Placement Agent or counsel for the Placement Agent, it becomes necessary to amend or supplement the SEC Reports in order to make the statements therein, in the light of the circumstances under which they were made, as the case may be, not misleading, or if it is necessary at any time to amend or supplement the SEC Reports, the Company will promptly prepare an appropriate amendment or supplement to the SEC Reports, that is necessary in order to make the statements therein as so amended or supplemented, in the light of the circumstances under which they were made, as the case may be, not misleading, or so that the SEC Reports, as so amended or supplemented, will comply with law. Before amending the SEC Reports, the Company will furnish the Placement Agent with a copy of such proposed amendment or supplement and will not distribute any such amendment or supplement to which the Placement Agent reasonably objects.

(c) Copies of any Amendments and Supplements to the SEC Reports. The Company will furnish the Placement Agent, without charge, during the period beginning on the date hereof and ending on the Closing Date of the Offering, as many copies of the SEC Reports and other documents to be furnished to Investors, only to the extent they are not available on EDGAR, as the Placement Agent may reasonably request.

(d) Tail. The Placement Agent shall be entitled to compensation in accordance with the terms of this Agreement, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent such financing or capital is provided to the Company by U.S. investors whom Placement Agent had introduced to the Company during the term of this Agreement, if such Tail Financing is consummated at any time within the five (5) month period following the expiration or termination of this Agreement.

(e) Transfer Agent. The Company will maintain, at its expense, a registrar and transfer agent for the Ordinary Shares.

(f) Earnings Statement. As soon as practicable and in accordance with applicable requirements under the Securities Act, but in any event not later than 18 months after the Closing Date, the Company will make generally available to its security holders and to the Placement Agent an earnings statement, covering a period of at least 12 consecutive months beginning after the Closing Date, that satisfies the provisions of Section 11(a) and Rule 158 under the Securities Act.

(g) Periodic Reporting Obligations. For as long as the Company remains subject to the reporting requirements of the Exchange Act, the Company will duly file, on a timely basis, with the Commission and the Nasdaq all reports and documents required to be filed under the Exchange Act within the time periods and in the manner required by the Exchange Act.

(h) Additional Documents. The Company will enter into any customary Closing documentation as the Placement Agent or the Investors deem necessary or appropriate to consummate the Offering, all of which will be in form and substance reasonably acceptable to the Placement Agent and the Investors.

(i) No Manipulation of Price.  The Company has not taken, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any Ordinary Shares.

(j) Acknowledgment. The Company acknowledges that any advice given by the Placement Agent to the Company is solely for the benefit and use of the Board of Directors of the Company and may not be used, reproduced, disseminated, quoted or referred to, without the Placement Agent’s prior written consent.

(k) Announcement of Offering. The Company acknowledges and agrees that the Placement Agent may, subsequent to the Closing and at the Placement Agent’s expense, make public its involvement with the Offering.

(l) Reliance on Others. The Company confirms that it will rely on its own counsel and accountants for legal and accounting advice.

(m) Research Matters. By entering into this Agreement, the Placement Agent does not provide any promise, either explicitly or implicitly, of favorable or continued research coverage of the Company and the Company hereby acknowledges and agrees that the Placement Agent’s selection as a placement agent for the Offering was in no way conditioned, explicitly or implicitly, on the Placement Agent providing favorable or any research coverage of the Company. In accordance with FINRA Rule 2711(e), the parties acknowledge and agree that the Placement Agent has not directly or indirectly offered favorable research, a specific rating or a specific price target, or threatened to change research, a rating or a price target, to the Company or inducement for the receipt of business or compensation.

Section 5. Conditions of the Obligations of the Placement Agent. The obligations of the Placement Agent hereunder shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 2 hereof and in the Transaction Documents, in each case as of the date hereof and as of the Closing Date as though then made, to the timely performance by each of the Company of its covenants and other obligations hereunder on and as of such dates, and to each of the following additional conditions:

(a) Transaction Documents. The Transactions Documents between the Company and the Investor shall have been executed and delivered.

(b) Corporate Proceedings. All corporate proceedings and other legal matters in connection with this Agreement and the sale and delivery of the Shares, shall have been completed or resolved in a manner reasonably satisfactory to the Placement Agent’s counsel, and such counsel shall have been furnished with such papers and information as it may reasonably have requested to enable such counsel to pass upon the matters referred to in this Section 5.

(c) No Material Adverse Change. Subsequent to the execution and delivery of this Agreement and prior to the Closing Date, in the Placement Agent’s sole judgment after consultation with the Company, there shall not have occurred any (i) a material adverse effect on the legality, validity or enforceability of any Transaction Document, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under any Transaction Document .

(d) Stock Exchange Listing; Quotation. The Ordinary Shares shall be registered under the Exchange Act and shall be listed on the Nasdaq Capital Market (“NASDAQ”), and the Company shall not have taken any action designed to terminate, or likely to have the effect of terminating, the registration of the Ordinary Shares under the Exchange Act or removal or suspending from trading the Ordinary Shares on NASDAQ, nor shall the Company have received any information suggesting that the Commission or NASDAQ is contemplating terminating such registration or trading.

(e) Additional Documents. On or before the Closing Date, the Placement Agent and counsel for the Placement Agent shall have received such information and documents as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Shares as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Placement Agent by notice to the Company at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 6 (Payment of Expenses), Section 7 (Indemnification and Contribution) and Section 8 (Representations and Indemnities to Survive Delivery) shall at all times be effective and shall survive such termination.

Section 6. Payment of Expenses. The Company agrees to pay all costs, fees and expenses incurred by the Company in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation: (i) all expenses incident to the issuance, delivery, listing and qualification of the Shares (including all printing and engraving costs); (ii) all fees and expenses of the registrar and transfer agent of the Ordinary Shares; (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Shares; (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors; (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the SEC Reports, and all amendments and supplements thereto, and this Agreement; (vi) all filing fees, reasonable attorneys’ fees and expenses incurred by the Company or the Placement Agent in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Shares for offer and sale under the state Securities or blue sky laws or the Securities laws of any other country, and any supplements thereto, advising the Placement Agent of such qualifications, registrations and exemptions; (vii) if applicable, the filing fees incident to the review and approval by FINRA of the Placement Agent’s participation in the Offering and distribution of the Shares; (viii) all fees and expenses associated with registering the Shares for resale as set forth in the Purchase Agreement; and (ix) $75,000 for fees and expenses including “road show”, diligence, and reasonable legal fees and disbursements for Aegis’ counsel. In the event that the Offering does not close, the Company agrees that it shall reimburse the Placement Agent for all actual, accountable expenses incurred by the Placement Agent in connection with the performance of obligations under this Agreement, subject to a maximum amount of $35,000.

Section 7. Indemnification and Contribution.

(a) The Company agrees to indemnify and hold harmless the Placement Agent, its affiliates and each person controlling the Placement Agent (within the meaning of Section 15 of the Securities Act), and the directors, officers, agents and employees of the Placement Agent, its affiliates and each such controlling person (the Placement Agent, and each such entity or person. an “Indemnified Person”) from and against any losses, claims, damages, judgments, assessments, costs and other liabilities (collectively, the “Liabilities”), and shall reimburse each Indemnified Person for all fees and expenses (including the reasonable fees and expenses of one counsel for all Indemnified Persons, except as otherwise expressly provided herein) (collectively, the “Expenses”) as they are incurred by an Indemnified Person in investigating, preparing, pursuing or defending any Actions, whether or not any Indemnified Person is a party thereto, (i) caused by a breach by the Company of any of its representations, warranties or covenants contained in this Agreement or in any certificate delivered by or on behalf of the Company in connection with this Agreement, (ii) caused by, or arising out of or in connection with, any untrue statement or alleged untrue statement of a material fact contained in the SEC Reports or by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (other than untrue statements or alleged untrue statements in, or omissions or alleged omissions from, information relating to an Indemnified Person furnished in writing by or on behalf of such Indemnified Person expressly for use in such documents) or (iii) otherwise arising out of or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions; provided, however, that, in the case of clause (iii) only, the Company shall not be responsible for any Liabilities or Expenses of any Indemnified Person that have resulted primarily from such Indemnified Person’s (x) gross negligence, bad faith or willful misconduct in connection with any of the advice, actions, inactions or services referred to above or (y) use of any offering materials or information concerning the Company in connection with the offer or sale of the shares and warrants in the Offering which were not authorized for such use by the Company and which use constitutes negligence, bad faith or willful misconduct. The Company also agrees to reimburse each Indemnified Person for all Expenses as they are incurred in connection with enforcing such Indemnified Person’s rights under this Agreement.

(b) The Placement Agent agrees to indemnify and hold harmless the Company from and against any and all losses, claims, damages and liabilities (including, without limitation, all reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted, as such fees and expenses are incurred), joint or several, to the same extent as the indemnity set forth in Section 7(a) hereof; provided, however, that with respect to sub clause (ii) above, the Placement Agent shall be liable only to the extent that any untrue statement or omission or alleged untrue statement or omission was made in the Final Prospectus Supplement (or any amendment or supplement thereto), any free writing prospectus or any road show in reliance upon, and in conformity with, the Placement Agent information relating to such Placement Agent. The indemnity agreement set forth in this Section 7(b) shall be in addition to any liabilities that the Placement Agent may otherwise have.

(c) The “Indemnifying Person” shall refer to the Company or the Placement Agent, as the case may be, hereinafter in this Section 7, and the “Indemnified Person” shall refer to the Agent Indemnified Person or the Company Indemnified Person, as the case may be, hereinafter in this Section 7.

(d) Upon receipt by an Indemnified Person of actual notice of an Action against such Indemnified Person with respect to which indemnity may be sought under this Agreement, such Indemnified Person shall promptly notify the Company in writing; provided that failure by any Indemnified Person so to notify the Company shall not relieve the Company from any liability which the Company may have on account of this indemnity or otherwise to such Indemnified Person, except to the extent the Company shall have been prejudiced by such failure. The Company shall, if requested by the Placement Agent, assume the defense of any such Action including the employment of counsel reasonably satisfactory to the Placement Agent, which counsel may also be counsel to the Company. Any Indemnified Person shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless: (i) the Company has failed promptly to assume the defense and employ counsel or (ii) the named parties to any such Action (including any impeded parties) include such Indemnified Person and the Company, and such Indemnified Person shall have been advised in the reasonable opinion of counsel that there is an actual conflict of interest that prevents the counsel selected by the Company from representing both the Company (or another client of such counsel) and any Indemnified Person; provided that the Company shall not in such event be responsible hereunder for the fees and expenses of more than one firm of separate counsel for all Indemnified Persons in connection with any Action or related Actions, in addition to any local counsel. The Company shall not be liable for any settlement of any Action effected without its written consent (which shall not be unreasonably withheld). In addition, the Company shall not, without the prior written consent of the Placement Agent (which shall not be unreasonably withheld), settle, compromise or consent to the entry of any judgment in or otherwise seek to terminate any pending or threatened Action in respect of which indemnification or contribution may be sought hereunder (whether or not such Indemnified Person is a party thereto) unless such settlement, compromise, consent or termination includes an unconditional release of each Indemnified Person from all Liabilities arising out of such Action for which indemnification or contribution may be sought hereunder. The indemnification required hereby shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(e) In the event that the foregoing indemnity is unavailable to an Indemnified Person other than in accordance with this Agreement, the Company shall contribute to the Liabilities and Expenses paid or payable by such Indemnified Person in such proportion as is appropriate to reflect (i) the relative benefits to the Company, on the one hand, and to the Placement Agent and any other Indemnified Person, on the other hand, of the matters contemplated by this Agreement or (ii) if the allocation provided by the immediately preceding clause is not permitted by applicable law, not only such relative benefits but also the relative fault of the Company, on the one hand, and the Placement Agent and any other Indemnified Person, on the other hand, in connection with the matters as to which such Liabilities or Expenses relate, as well as any other relevant equitable considerations; provided that in no event shall the Company contribute less than the amount necessary to ensure that all Indemnified Persons, in the aggregate, are not liable for any Liabilities and Expenses in excess of the amount of fees actually received by the Placement Agent pursuant to this Agreement. For purposes of this paragraph, the relative benefits to the Company, on the one hand, and to the Placement Agent on the other hand, of the matters contemplated by this Agreement shall be deemed to be in the same proportion as (a) the total value paid or contemplated to be paid to or received or contemplated to be received by the Company in the transaction or transactions that are within the scope of this Agreement, whether or not any such transaction is consummated, bears to (b) the fees paid to the Placement Agent under this Agreement. Notwithstanding the above, no person guilty of fraudulent misrepresentation within the meaning of Section 11(f) of the Securities Act, shall be entitled to contribution from a party who was not guilty of fraudulent misrepresentation.

(f) The Company also agrees that no Indemnified Person shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with advice or services rendered or to be rendered by any Indemnified Person pursuant to this Agreement, the transactions contemplated thereby or any Indemnified Person’s actions or inactions in connection with any such advice, services or transactions except for Liabilities (and related Expenses) of the Company that are finally judicially determined to have resulted primarily from such Indemnified Person’s gross negligence or willful misconduct in connection with any such advice, actions, inactions or services.

(g) The reimbursement, indemnity and contribution obligations of the Company set forth herein shall apply to any modification of this Agreement and shall remain in full force and effect regardless of any termination of, or the completion of any Indemnified Person’s services under or in connection with, this Agreement.

Section 8. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Company or any person controlling the Company, of its officers, and of the Placement Agent set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of the Placement Agent, the Company, or any of its or their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Shares sold hereunder and any termination of this Agreement. A successor to the Placement Agent, or to the Company, its directors or officers or any person controlling the Company, shall be entitled to the benefits of the indemnity, contribution and reimbursement agreements contained in this Agreement.

Section 9. Notices. All communications hereunder shall be in writing and shall be mailed, hand delivered, telecopied or e-mailed and confirmed to the parties hereto as follows:

If to the Placement Agent to the address set forth above, attention: Syndicate Department, e-mail: syndicate@aegiscap.com

With a copy (which shall not constitute notice) to:

Kaufman & Canoles, P.C.

1021 E. Cary Street, Suite 1400

Two James Center

Richmond, VA 23219

Attn: Anthony W. Basch, Esq.

Email: awbasch@kaufcan.com

If to the Company:

Meten Holding Group Ltd.

3rd Floor, Tower A

Tagen Knowledge & Innovation Center

2nd Shenyun West Road, Nanshan District

Shenzhen, Guangdong Province 518000

People’s Republic of China

Attention: Siguang Peng

E-Mail: alan@meten.com

With a copy (which shall not constitute notice) to:

Hunter Taubman Fischer & Li LLC

800 Third Avenue, Suite 2800

New York, NY 10022

Attn.: Ying Li, Esq.

Email: yli@htflawyers.com

Any party hereto may change the address for receipt of communications by giving written notice to the others.

Section 10. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 7 hereof, and to their respective successors, and personal representative, and no other person will have any right or obligation hereunder.

Section 11. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

Section 12. Governing Law Provisions. This and the transactions contemplated hereby shall be governed as to validity, interpretation, construction, effect and in all other respects by the internal laws of the State of New York, without regard to the conflict of laws principles thereof. Each of the Placement Agent and the Company: (i) agrees that any legal suit, action or proceeding arising out of or relating to this Agreement and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waives any objection which it may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consents to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. Each of the Placement Agent and the Company further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agrees that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon the Placement Agent mailed by certified mail to the Placement Agent’s address shall be deemed in every respect effective service process upon the Placement Agent, in any such suit, action or proceeding. Notwithstanding any provision of this Agreement to the contrary, the Company agrees that neither the Placement Agent nor its affiliates, and the respective officers, directors, employees, agents and representatives of the Placement Agent, its affiliates and each other person, if any, controlling the Placement Agent or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities. If either party shall commence an action or proceeding to enforce any provision of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 13. Confidentiality. The Placement Agent (i) will keep the Confidential Information (as such term is defined below) confidential and will not, except as required by applicable law or stock exchange requirement, regulation or legal process (“Legal Requirement”), without the Company’s prior written consent, disclose to any person any Confidential Information, and (ii) will not use any Confidential Information other than in connection with the Placement. The Placement Agent further agrees to disclose the Confidential Information only to its Representatives (as such term is defined below) who need to know the Confidential Information for the purpose of the Placement, and who are informed by such Placement Agent of the confidential nature of the Confidential Information. The term “Confidential Information” shall mean, all confidential, proprietary and non-public information (whether written, oral or electronic communications) furnished by the Company to a Placement Agent or its Representatives in connection with such Placement Agent’s evaluation of the Placement. The term “Confidential Information” will not, however, include information which (i) is or becomes publicly available other than as a result of a disclosure by a Placement Agent or its Representatives in violation of this Agreement, (ii) is or becomes available to a Placement Agent or any of its Representatives on a non-confidential basis from a third-party, (iii) is known to a Placement Agent or any of its Representatives prior to disclosure by the Company or any of its Representatives, or (iv) is or has been independently developed by a Placement Agent and/or the Representatives without use of any Confidential Information furnished to it by the Company. The term “Representatives” shall mean with respect to the Placement Agent, such Placement Agent’s directors, board committees, officers, employees, financial advisors, attorneys and accountants. This provision shall be in full force until the earlier of (a) the date that the Confidential Information ceases to be confidential and (b) five years from the date hereof. Notwithstanding any of the foregoing, in the event that the Placement Agent or any of its Representatives are required by Legal Requirement to disclose any of the Confidential Information, such Placement Agent and its Representatives will furnish only that portion of the Confidential Information which such Placement Agent or its Representative, as applicable, is required to disclose by Legal Requirement as advised by counsel, and will use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

Section 14. General Provisions.

(a) This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

(b) The Company acknowledges that in connection with the offering of the Shares: (i) the Placement Agent has acted at arm’s length, are not agents of, and owe no fiduciary duties to the Company or any other person, (ii) the Placement Agent owes the Company only those duties and obligations set forth in this Agreement and (iii) the Placement Agent may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Placement Agent arising from an alleged breach of fiduciary duty in connection with the offering of the Shares.

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If the foregoing is in accordance with your understanding of our agreement, please sign below whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

AEGIS CAPITAL CORP.,

By:	/s/ Robert Eide
Name: Robert Eide
Title: Chief Executive Officer

The foregoing Placement Agency Agreement is hereby confirmed and accepted as of the date first above written.

METEN HOLDING GROUP LTD.

By:	/s/ Siguang Peng
Name: Siguang Peng
Title: Chief Executive Officer